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                                                                   EXHIBIT 10.15

                                    AGREEMENT

                  THIS AGREEMENT (this "Agreement") is effective as of November 1, 2003 (the "Separation Date"), by and between International Steel Group Inc. (the "Company"), located at 3250 Interstate Drive, Richfield, Ohio 44286 and Bruce J. Pole ("Executive"), residing at 3491 Deer Creek Trail, Richfield, Ohio 44286.

                                   WITNESSETH:

                  WHEREAS, prior to the Separation Date, Executive was the Vice President - Finance & Treasurer of the Company;

                  WHEREAS, effective on the Separation Date, Executive resigned as an employee of the Company, and from any and all offices of the Company, and any other position, office or directorship of any other entity for which Executive was serving at the request of the Company; and

                  WHEREAS, the Company accepts Executive's resignation as of the date referenced above; and

                  WHEREAS, the Company and Executive desire to set forth the payments and benefits that Executive will be entitled to receive from the Company in connection with his resignation from employment with the Company; and

                  WHEREAS, the Company and Executive wish to resolve, settle and/or compromise certain matters, claims and issues between them, including, without limitation, Executive's resignation from the offices he held and from his employment with the Company.

                  NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Executive hereby agree as follows:

         1. RESIGNATION. Executive hereby resigns, effective on the Separation Date, his employment with the Company and its subsidiaries and related or affiliated companies, and his position as Vice President - Finance & Treasurer of the Company. Executive further resigns, effective on the Separation Date, from any other directorship, office, or position of the Company or any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company (or to which he has otherwise been appointed). The Company hereby consents to and accepts said resignations.

         2. COMPENSATION AND BENEFITS. Subject to the conditions hereof, the Company and Executive agree to the following:

                  a. SEVERANCE COMPENSATION. (i) As severance compensation, the Company shall pay Executive an amount equal to $360,000. Such amount shall be paid to Executive in equal installments in accordance with the Company's normal payroll practices for a period of 18

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months, with such payments commencing as soon as practicable following
Executive's execution of this Agreement and the expiration of the revocation period set forth in Paragraph 4.c.(iv) hereof if Executive has not exercised his right of revocation pursuant to such paragraph prior to such date.

                  (ii) If for the Company's fiscal year ending December 31, 2003 the Distribution Pool under the Company's Officer Cash and Stock Bonus Plan (the "Bonus Plan") is a positive number and if all Participants in the Bonus Plan receive a cash bonus for fiscal year 2003 in accordance with the terms of the Bonus Plan, the Company shall make a lump sum payment to Executive in an amount equal to 80% of the amount Executive would have been entitled to receive under the terms of the Bonus Plan for fiscal year 2003 if Executive had remained an employee of the Company through December 31, 2003. Such amount shall be paid to Executive on the date on which payments are made to other Participants in the Bonus Plan. Capitalized terms used, but not otherwise defined, in this Paragraph 2.a.(ii) shall have the meanings given to such terms in the Bonus Plan.

                  b. STOCK OPTIONS. Executive was granted 154 stock options pursuant to the Company's 2002 Stock Option Plan and the agreement entered into between the Company and Executive with respect to such stock options effective as of June 28, 2002 (collectively the "Stock Option Plan"). With respect to Executive's stock options, (i) 38.5 of Executive's stock options vested on April 12, 2003 (the "Vested Options") and (ii) 38.5 of Executive's stock options shall vest on the date following the expiration of the revocation period set forth in Paragraph 4.c.(iv) hereof if Executive has not exercised his right of revocation pursuant to such paragraph prior to such date (the "Accelerated Options"). Executive's Vested Options and Accelerated Options shall remain outstanding and exercisable by Executive until the termination of such options in accordance with the terms of the Stock Option Plan; provided, however, that if the Company's IPO (as defined in the Stock Option Plan) has not occurred by January 15, 2004, then the Company shall pay Executive $2,354,429, and Executive's Accelerated Options shall immediately terminate and not be exercisable. Executive's remaining 77 stock options that were granted under the Stock Option Plan shall immediately terminate as of the Separation Date and shall not be exercisable as of the Separation Date.

                  c. MEDICAL COVERAGE. Executive shall be entitled to continue to participate in the Company's medical, dental, accident and life insurance plans or programs in which he participated immediately prior to the Separation Date (with a monthly premium cost to Executive equal to the premium cost as in effect for active employees of the Company with respect to such plans or programs, as amended or changed from time to time) until the earlier of (i) Executive's eligibility for any such coverage under another employer's or any other medical, dental, accident or life insurance plans or programs or (ii) 18 months following the Separation Date (the "Benefit Period"). Executive agrees that the period of coverage under such plans shall count against such plans' obligation to provide continuation coverage pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"). It is expressly understood that the Company's payment obligations and Executive's participation rights under this Paragraph 2.c. shall cease in the event Executive breaches any of the agreements in Paragraph 3 hereof.

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                  d.       PROFESSIONAL FEES. The Company and Executive
acknowledge and agree that each shall be responsible for the payment of their respective legal fees and costs (and related disbursements) incurred in connection with Executive's resignation and all matters relating to the negotiation and execution of the releases and all other matters covered by this Agreement.

                  e. COMPANY BENEFIT PLANS. Except as provided above in Paragraph 2.c. of this Agreement, Executive's post-Separation Date eligibility for benefits, if any, as a past employee of the Company under the Company's retirement and welfare benefit plans shall be as set forth in the respective plan documents and shall be based on his employment termination on the Separation Date, and his entitlement to benefits for the period of his participation therein shall be determined pursuant to the terms thereof.

                  f. BUSINESS EXPENSES. The Company will reimburse Executive for any reasonable business expenses incurred by Executive prior to the Separation Date that are reimbursable pursuant to the Company's expense reimbursement policies.

                  g. ACCRUED SALARY. Executive shall be paid in accordance with the Company's normal payroll cycle any base salary amount earned but unpaid as of the Separation Date.

                  h. WITHHOLDING. The Company shall withhold such amounts from the payments described herein as are required by applicable tax or other law.

         3. RESTRICTIVE COVENANTS. Executive will be bound by the following restrictive covenants. If Executive fails to abide by any of the following covenants, the Company may cease any remaining payments or benefits payable to Executive hereunder.

                  a. During the Benefit Period, Executive shall not within the United States, Canada and/or Mexico (i) engage, directly or indirectly, whether as an employee, officer, director, consultant or otherwise, in the research, development, manufacture, marketing, sale or distribution of steel or steel products similar to those products sold or developed by the Company and/or any Controlled Group member; (ii) solicit, directly, or indirectly, whether as an employee, officer, director, consultant or otherwise, any person or entity which is then a customer of the Company and/or any Controlled Group member or has been a customer or solicited by the Company and/or any Controlled Group member in the preceding two (2) year period, to purchase steel or steel products from any entity other than the Company and/or any Controlled Group member; (iii) solicit for employment, engage and/or hire, whether directly or indirectly, any individual who is then employed by the Company and/or any Controlled Group member or engaged by the Company and/or any Controlled Group Company as an independent contractor or consultant; and/or (iv) encourage or induce, whether directly or indirectly, any individual who is then employed by the Company and/or any Controlled Group member or engaged by the Company and/or any Controlled Group member as an independent contractor or consultant to end his/her business relationship with the Company and/or any Controlled Group member.

                  b. Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after the Benefit Period, disclose, furnish, disseminate, make available or, except in the course of performing Executive's duties of employment, use any trade

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secrets or confidential business and technical information of the Company or any
Controlled Group member or their customers or vendors, including without limitation as to when or how Executive may have acquired such information. Such confidential information shall include, without limitation, the Company's and any Controlled Group member's unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in Executive's mind or memory and whether compiled by the Company, any Controlled Group member and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company and the Controlled Group members to maintain the secrecy of such information, that such information is the sole property of the Company or the Controlled Group members and that any retention and use of such information by Executive during the Benefit Period shall constitute a misappropriation of the Company's or any Controlled Group member's trade secrets.

                  c. For purposes of this Paragraph 3, "Controlled Group" shall mean the Company and any other entity which is a member of the Company's controlled group (as such term is defined in Sections 414(b) or 414(c) of the Internal Revenue Code).

         4.       RELEASE BY EXECUTIVE.

                  a. Executive for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remisses and forever discharges the Company from any and all arbitrations, claims (including claims for attorney's fees), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever (except that this release shall not apply to (x) the obligations of the Company arising under this Agreement and (y) Executive's rights of indemnification by the Company, if any, pursuant to the Company's certificate of incorporation or by-laws or any agreement between the Company and Executive), against the Company ("claims"), including but not limited to:

                  (i) any and all claims, directly or indirectly, arising out of or relating to: (A) Executive's past employment or service with the Company; and (B) Executive's resignation as Vice President - Finance & Treasurer of the Company and any other position described in Paragraph 1 of this Agreement.

                  (ii) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or disability, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended (the "ADEA"), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and Ohio Revised Code Chapter 4112;

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                  (iii)    any and all claims of wrongful or unjust discharge or
         breach of any contract or promise, express or implied; and

                  (iv) any and all claims under or relating to any and all employee compensation, employee benefit, employee severance or employee incentive bonus plans and arrangements, all of which Executive agrees are forfeited upon his resignation; provided that he shall remain entitled to the amounts and benefits described in Paragraph 2 above. Executive agrees that he intends to release any and all workers compensation claims he may have against the Company by this Agreement, and further agrees to execute any documentation as may be reasonably required to perfect such release when presented to him by the Company.

                  b. Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided under this Agreement is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have or ever will have against the Company to the extent provided in this Paragraph 4. Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in this Agreement.

                  c.       Executive further understands and acknowledges that:

                  (i) The release provided for in this Paragraph 4, including claims under the ADEA to and including the date of this Agreement, is in exchange for the additional consideration provided for in this Agreement, to which consideration he was not heretofore entitled;

                  (ii) He has been advised by the Company to consult with legal counsel prior to executing this Agreement and the release provided for in this Paragraph 4, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily and intending to be bound;

                  (iii) He has been given a period of twenty-one days to review and consider the terms of this Agreement, and the release contained herein, prior to its execution and that he may use as much of the twenty-one day period as he desires; and

                  (iv) He may, within seven days after execution, revoke the release set forth in this Paragraph 4. Revocation shall be made by delivering a written notice of revocation to the Corporate Manager of Human Resources at the Company. For such revocation to be effective, written notice must be actually received by the Corporate Manager of Human Resources at the Company no later than the close of business on the seventh day after Executive executes this Agreement. If Executive does exercise his right to revoke this release, all of the terms and conditions of the Agreement shall be of no force and effect and the Company shall have no obligation to satisfy the terms or make any payment to Executive as set forth in Paragraph 2 of this Agreement.

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                  d.       Executive will never file a lawsuit or other
complaint asserting any claim that is released in this Paragraph 4.

                  e. Executive and the Company acknowledge that his resignation is by mutual agreement between the Company and Executive, and that Executive waives and releases any claim that he has or may have to reemployment.

                  f. For purposes of the above provisions of this Paragraph 4, the "Company" shall include its present and former predecessors, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents, accountants and counsel.

         5.       DISCLOSURE.

                  a. From the date of this Agreement through the end of the Benefit Period, Executive will communicate the contents of Paragraphs 3, 6.b., 7 and 9 of this Agreement to any person, firm, association, or corporation other than the Company which he intends to be employed by, associated in business with, or represent.

                  b. Executive shall take no action with respect to the Company's common stock that is in violation of the federal securities laws.

         6.       BREACH.

                  a. If Executive breaches any of the provisions of this Agreement (and in the case of a breach that is capable of being cured, fails to cure such breach within fifteen days after written notice by the Company to Executive specifying the circumstances that constitute such breach), then the Company may, at its sole option, immediately terminate all remaining payments and benefits described in this Agreement, including the vesting or exercisability of any stock options under Paragraph 2.b., and obtain reimbursement from Executive of all payments and benefits already provided pursuant to Paragraph 2 of this Agreement, plus any expenses and damages incurred as a result of the breach (including, without limitation, reasonable attorneys' fees), with the remainder of this Agreement, and all promises and covenants herein, remaining in full force and effect. Notwithstanding the foregoing, the Company will not terminate pursuant to Paragraph 6.a. above any benefits to which Executive is entitled under any tax-qualified retirement plan of the Company, and Executive's rights under COBRA, if any, will not be reduced by any action taken by the Company under Paragraph 6.a. above.

                  b. Executive acknowledges and agrees that the remedy at law available to the Company for breach by Executive of any of his obligations under Paragraphs 3 and 5 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of Executive's violation of any provision of Paragraphs 3 or 5 of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

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         7.       CONTINUED AVAILABILITY AND COOPERATION.

                  a. Executive shall cooperate fully with the Company, the Company's counsel and the Company's insurer in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Executive's employment by the Company. This cooperation by Executive shall include, but not be limited to:

                  (i) making himself reasonably available for interviews and discussions with the Company's counsel as well as for depositions and trial testimony;

                  (ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor as and to the extent that the Company or the Company's counsel reasonably requests;

                  (iii) refraining from impeding in any way the Company's prosecution or defense of such litigation or administrative proceeding; and

                  (iv) cooperating fully in the development and presentation of the Company's prosecution or defense of such litigation or administrative proceeding.

                  b. Executive shall be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation, which the Company shall reasonably endeavor to schedule at times not conflicting with the reasonable requirements of any employer of Executive, or with the requirements of any third party with whom Executive has a business relationship permitted hereunder that provides remuneration to Executive. Executive shall not unreasonably withhold his availability for such cooperation.

         8.       SUCCESSORS AND BINDING AGREEMENT.

                  a. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring, directly or indirectly, all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed included in the definition of "the Company" for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

                  b. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.

                  c. This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other parties, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Subparagraphs (a) and (b) of this Paragraph 8.

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                  d.       This Agreement is intended to be for the exclusive
benefit of the parties hereto, and except as provided in Subparagraphs (a) and
(b) of this Paragraph 8, no third party shall have any rights hereunder.

         9.       NON-DISCLOSURE; STATEMENTS TO THIRD PARTIES.

                  a. Except as otherwise provided in Paragraph 5, all provisions of this Agreement and the circumstances giving rise hereto are and shall remain confidential and shall not be disclosed to any person not a party hereto (other than (i) Executive's spouse, if any and (ii) each party's attorney, financial advisor and/or tax advisor to the extent necessary for such advisor to render appropriate legal, financial and tax advice), except as necessary to carry out the provisions of this Agreement, and except as may be required by law. Notwithstanding the foregoing, this Agreement may be disclosed and described as well as filed with or provided to the Securities and Exchange Commission or any other governmental instrumentality or agency, including the Internal Revenue Service, if the Company deems such filing or provision to be necessary.

                  b. Because the purpose of this Agreement is to settle amicably any and all potential disputes or claims among the parties, neither Executive nor the Company shall, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the other or commenting on the character or business reputation of the other. Executive further hereby agrees not: (i) to comment to others concerning the status, plans or prospects of the business of the Company, or (ii) to engage in any act or omission that would be detrimental, financially or otherwise, to the Company, or that would subject the Company to public disrespect, scandal, or ridicule. For purposes of this Subparagraph 9.b., the "Company" shall mean the Company and its directors, officers, predecessors, parents, subsidiaries, divisions, and related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents, accountants and counsel.

         10. LOCKUP AGREEMENT. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be required to take any action or make any payment under this Agreement if such action or payment would result in a violation of the terms of that certain lockup agreement, by and among Goldman, Sachs & Co., UBS Securities LLC and Executive, dated as of September 30, 2003.

         11. NOTICES. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered, addressed to the Company (to the attention of Karen A. Smith, Corporate Manager of Human Resources) at its principal executive offices and to Executive at his principal residence, 3491 Deer Creek Trail, Richfield, Ohio 44286, or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address shall be effective only upon receipt.

         12. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be

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performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by any of the parties that are not set forth expressly in this Agreement and every one of them (if, in fact, there have been any) is hereby terminated without liability or any other legal effect whatsoever.

         13. ENTIRE AGREEMENT. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral (including without limitation, the Executive Severance Pay Plan, any employment agreement between Executive and the Company, whether written or oral) and the Officer Cash and Stock Bonus Plan), which may have related to the subject matter hereof in any way.

         14. GOVERNING LAW. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and under the laws of the State of Ohio. The parties agree that any and all disputes, controversies, or claims of whatever nature arising out of or relating to this agreement or breach thereof shall be resolved by a court of general jurisdiction in the State of Ohio, and the parties hereby consent to the exclusive jurisdiction of such court in any action or proceeding arising under or brought to challenge, enforce, or interpret any of the terms of this Agreement.

         15. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect.

         16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

         17. CAPTIONS AND PARAGRAPH HEADINGS. Captions and Paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.

         18. FURTHER ASSURANCES. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

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                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth below.

                                               INTERNATIONAL STEEL GROUP INC.

                                               By: /s/ Rodney Mott
                                                   ----------------------------
                                                   Name:  Rodney B. Mott
                                                   Title: President and CEO

                                               Date: 11/11/03

                                               /s/ Bruce Pole
                                               --------------------------------
                                               BRUCE J. POLE

                                               Date: 11/11/03

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